Exhibit 99.1

Delphi Technologies reports fourth quarter and full year 2018 financial results, provides full year 2019 outlook

LONDON, Feb. 21, 2019 /PRNewswire/ -- Delphi Technologies PLC (NYSE: DLPH) ("Delphi Technologies" or the "Company"), a global leader in vehicle propulsion, today reported fourth quarter 2018 U.S. GAAP earnings of $1.52 per diluted share. Excluding special items, fourth quarter earnings totaled $1.06 per diluted share. The Company also reported revenue of $1.2 billion for the quarter and $4.9 billion for the full year, a decrease of 5% and flat revenue compared to the respective equivalent prior periods, on an adjusted basis.

Fourth quarter highlights

  Revenue of $1.2 billion, down 5%(*) year-on-year
  U.S. GAAP net income of $135 million, diluted earnings per share of $1.52
    Excluding special items, earnings of $1.06 per diluted share
  U.S GAAP operating income of $93 million, or 7.9% margin
    Adjusted operating income of $125 million, or 10.7% margin
  Generated $126 million of cash from operating activities

Full year 2018 highlights

  Revenue of $4.9 billion, flat(*) year-on-year
  U.S. GAAP net income of $358 million, diluted earnings per share of $4.03
    Excluding special items, earnings of $4.38 per diluted share
  U.S. GAAP operating income of $434 million, or 8.9% margin
    Adjusted operating income of $548 million, or 11.3% margin
  Generated $419 million of cash from operating activities
  At December 31, 2018 cash and cash equivalents equaled $359 million

(*) Adjusted for currency exchange and certain aftermarket revenue retained by the former parent

CEO comments
"2018 was a milestone year for Delphi Technologies. In our first full year as a public company we continued to build on our momentum in key growth technologies, resulting in a record $10 billion of new business awards. Our industry leading portfolio of technologies are at the heart of the propulsion revolution that enable vehicles to drive cleaner, better and further. We also made great progress in creating a strong foundation as a stand-alone company from which to drive long-term growth," said Richard F. Dauch, Chief Executive Officer of Delphi Technologies. "During my first two months as CEO, I have discovered that while 2019 is expected to be another transitional year with slower industry growth, we have an even greater potential to make this good company a great one. However, we clearly need to execute better and with more urgency and discipline to ensure we continue to support our customers and deliver value to our shareholders. Over the coming months, I expect to have a fuller perspective on the actions we will take to drive our operational and financial performance to ensure we capture the long-term profitable growth ahead of us. I look forward to the future with confidence."

Fourth quarter 2018 results
The Company reported fourth quarter 2018 revenue of $1.2 billion, a decrease of 9% from the prior year period. Adjusted for currency exchange and certain aftermarket original equipment service revenue retained by the former parent, revenue decreased by 5% in the fourth quarter. Adjusted revenue reflects a decrease of 6% in Powertrain Systems and growth of 3% in Aftermarket. On a regional basis, adjusted revenue also reflects a decrease of 26% in Asia Pacific, partially offset by growth of 6% in North America, 3% in Europe and 16% in South America.

The Company reported fourth quarter 2018 U.S. GAAP net income of $135 million and net income of $1.52 per diluted share, compared to $56 million and $0.63 per diluted share in the prior year period. Fourth quarter Adjusted Net Income, totaled $94 million, or $1.06 per diluted share, which compares to Adjusted Net Income in the prior year period of $117 million, or $1.32 per diluted share. The decrease in Adjusted Net Income was primarily due to unfavorable product mix and spin-related costs associated with becoming a stand-alone public company, partially offset by reduced incentive compensation accruals.

Fourth quarter U.S. GAAP operating income was $93 million, compared to $106 million in the prior year period. Adjusted Operating Income was $125 million, compared to $164 million in the prior year period. Adjusted Operating Income margin decreased 200 basis points in the fourth quarter of 2018 to 10.7%, compared with 12.7% in the prior year period. The decrease in Adjusted Operating Income was primarily related to an unfavorable product mix and spin-related costs associated with becoming a stand-alone public company, partially offset by reduced incentive compensation accruals. Depreciation and amortization expense (including asset impairment charges and amortization of deferred debt issuance costs) totaled $53 million in the fourth quarter as compared to $57 million in the prior year period.

Interest expense for the fourth quarter totaled $20 million, as compared to $13 million in the prior year period, which reflects the interest related to the issuance of approximately $1.5 billion of debt in connection with the separation from the former parent.

U.S. GAAP tax benefit in the fourth quarter of 2018 was $63 million, resulting in an effective tax rate of approximately (81)%. This compares to U.S. GAAP tax expense of $27 million, or an effective tax rate of approximately 30%, in the prior year period. The income tax benefit recognized in the fourth quarter of 2018 is primarily due to net releases of deferred tax asset valuation allowances in various jurisdictions.

The Company generated cash from operating activities of $126 million in the fourth quarter, compared to $95 million in the prior year period, which reflects improvement in net working capital offset by a decrease in net income, excluding the impact of non-cash items. Capital expenditures totaled $80 million in the fourth quarter, compared to $86 million in the prior year period.

Full year 2018 results
For the full year 2018, Delphi Technologies reported revenue of $4.9 billion, flat compared to the prior year. Adjusted for currency exchange, and certain aftermarket original equipment service revenue retained by the former parent, revenue also remained flat during the year. Adjusted revenue reflects a decrease of 1% in Powertrain Systems and growth of 1% in Aftermarket. On a regional basis, adjusted revenue also reflects a decrease of 10% in Asia Pacific, partially offset by growth of 5% in North America, 2% in Europe and 11% in South America.

For the full year 2018, the Company reported U.S. GAAP net income of $358 million and $4.03 per diluted share, compared to $285 million and $3.21 per diluted share in the prior year. Full year 2018 Adjusted Net Income totaled $389 million, or $4.38 per diluted share compared to the prior year of $464 million, or $5.23 per diluted share. The decrease in Adjusted Net Income was primarily due to unfavorable product mix, spin-related costs associated with becoming a stand-alone public company and interest expense related to the issuance of debt in 2017. Those items were partially offset by favorable impacts related to operational performance, foreign currency and reduced incentive compensation accruals.

The Company reported U.S. GAAP operating income of $434 million, compared to $446 million in the prior year. For the full year 2018, Adjusted Operating Income was $548 million, compared to $637 million in the prior year. Adjusted Operating Income margin was 11.3% for full year 2018, a decrease of 180 basis points, compared with 13.1% in the prior year. The decrease in Adjusted Operating Income was primarily related to an unfavorable product mix and spin-related costs associated with becoming a stand-alone public company, partially offset by favorable impacts related to operational performance, foreign currency and reduced incentive compensation accruals. Depreciation and amortization expense (including asset impairment charges and amortization of deferred debt issuance costs) totaled $201 million as compared to $201 million in the prior year.

Interest expense for full year 2018 totaled $79 million, an increase from $15 million in the prior year, which reflects the interest related to the issuance of approximately $1.5 billion of debt in connection with the separation from the former parent.

U.S. GAAP tax benefit for full year 2018 was $9 million, resulting in an effective tax rate of approximately (2)%. This compares to $106 million, or an effective tax rate of approximately 25%, in the prior year. The income tax benefit recognized for full year 2018 is primarily due to net releases of deferred tax asset valuation allowances in various jurisdictions.

The Company generated cash from operating activities of $419 million in 2018, compared to $388 million in 2017, which reflects improvement in net working capital offset by a decrease in net income, excluding the impact of non-cash items. Capital expenditures totaled $265 million in 2018, compared to $197 million in 2017. The increased spending is primarily due to investments to support becoming a stand-alone public company and long-term growth in key technologies.

Reconciliations of Adjusted Net Income, Adjusted Net Income per Share and Adjusted Operating Income, which are non-GAAP measures, to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") are provided in the attached supplemental schedules.

Full year 2019 outlook
The Company's full year 2019 financial outlook is as follows:

(in millions, except per share amounts)	Full Year 2019
Revenue	$4,650 - $4,750
Adjusted operating income margin	~9%
Adjusted earnings per share	$3.00 - $3.20
Cash flow from operations	$320 - $350
Capital expenditures	$310 - $330
Adjusted effective tax rate	~18%

Key non-GAAP reconciliation items to the projected 2019 adjusted operating income are as follows (in millions):	Full Year 2019
Estimated separation charges	$45 - $50
Estimated charges for restructuring	$25 - $35

Conference call and webcast
The Company will host a conference call to discuss these results at 8:30 a.m. (ET) / 1:30 p.m. (GMT) today, which is accessible by dialing 888.761.8621 (US domestic) or 703.925.2612 (international) or through a webcast at http://ir.delphi.com. The conference ID number is 3186973. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

About Delphi Technologies
Delphi Technologies is a technology company focused on providing electric vehicle and internal combustion engine propulsion solutions, in addition to solving emissions and fuel economy challenges for the world's leading automotive OEMs. Delphi Technologies also provides leading aftermarket service solutions for the replacement market. With headquarters in London, U.K., Delphi Technologies operates technical centers, manufacturing sites and customer support services in 24 countries. Visit delphi.com.

Basis of presentation
Prior to December 4, 2017, Delphi Technologies operated as the Powertrain Systems segment of Delphi Automotive PLC (the "former parent") and the historical financial information presented in this press release for periods prior to December 4, 2017 were derived from the former parent's accounting records and are presented on a carve-out basis as if Delphi Technologies had operated as a stand-alone company for all periods presented.

Use of non-GAAP financial information
This press release contains information about Delphi Technologies' financial results which are not presented in accordance with U.S. GAAP. Specifically, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per Share and the Adjusted effective tax rate are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax benefit (expense), equity income, net of tax, restructuring, separation costs, and asset impairments. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of Net sales.

Adjusted Net Income represents net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Adjusted effective tax rate represents income tax expense less the income tax related to the adjustments noted above for Adjusted Net Income, divided by income before income taxes less adjustments.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company's financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income, Adjusted Net Income, and Adjusted Net Income per Share are useful measures in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.

Such non-GAAP financial measures are reconciled to the most directly comparable U.S. GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Forward-looking statements
This press release, as well as other statements made by Delphi Technologies PLC, contain forward-looking statements that reflect, when made, the Company's current views with respect to future events and financial performance and, in particular, the Company's 2019 outlook. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," "outlook" or "continue," the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and those resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as "Brexit"; risks inherent in operating as a global company, such as, fluctuations in interest rates and foreign currency exchange rates and economic, political and trade conditions around the world; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company's products; the Company's ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; the ability of the Company to achieve the intended benefits from its separation from its former parent or from acquisitions the Company may make; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of the Company to attract and retain customers; changes in the costs of raw materials; the Company's indebtedness, including the amount thereof and capital availability and cost; the cost and outcome of any claims, legal proceedings or investigations; the failure or breach of information technology systems; severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands; acts of war and/or terrorism, as well as the impact of actions taken by governments as a result of further acts or threats of terrorism; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond the Company's control.

Additional factors are discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

DELPHI TECHNOLOGIES PLC CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in millions, except per share amounts)
Net sales	$1,171	$1,289	$4,858	$4,849
Operating expenses:
Cost of sales	959	1,032	3,961	3,881
Selling, general and administrative	107	129	414	408
Amortization	5	3	14	16
Restructuring	7	19	35	98
Total operating expenses	1,078	1,183	4,424	4,403
Operating income	93	106	434	446
Interest expense	(20)	(13)	(79)	(15)
Other income (expense), net	5	(4)	9	(11)
Income before income taxes and equity income	78	89	364	420
Income tax benefit (expense)	63	(27)	9	(106)
Income before equity income	141	62	373	314
Equity income, net of tax	1	3	7	5
Net income	142	65	380	319
Net income attributable to noncontrolling interest	7	9	22	34
Net income attributable to Delphi Technologies	$135	$56	$358	$285

Net income per share attributable to Delphi Technologies:
Basic	$1.53	$0.63	$4.04	$3.22
Diluted	$1.52	$0.63	$4.03	$3.21
Weighted average ordinary shares outstanding:
Basic	88.49	88.61	88.68	88.61
Diluted	88.63	88.79	88.89	88.66

DELPHI TECHNOLOGIES PLC CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2018	2017
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$359	$338
Restricted cash	1	1
Accounts receivable, net	878	1,090
Inventories	521	498
Other current asset	172	131
Total current assets	1,931	2,058
Long-term assets:
Property, net	1,445	1,316
Investments in affiliates	44	37
Intangible assets and goodwill, net	76	82
Deferred income taxes	280	178
Other long-term assets	117	122
Total long-term assets	1,962	1,735
Total assets	$3,893	$3,793
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$43	$20
Accounts payable	906	931
Accrued liabilities	428	445
Total current liabilities	1,377	1,396
Long-term liabilities:
Long-term debt	1,488	1,515
Pension and other postretirement benefit obligations	467	531
Other long-term liabilities	123	119
Total long-term liabilities	2,078	2,165
Total liabilities	3,455	3,561
Total Delphi Technologies shareholders' equity	292	68
Noncontrolling interest	146	164
Total shareholders' equity	438	232
Total liabilities and shareholders' equity	$3,893	$3,793

DELPHI TECHNOLOGIES PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2018	2017
	(in millions)
Cash flows from operating activities:
Net income	$380	$319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	201	201
Restructuring expense, net of cash paid	(32)	10
Deferred income taxes	(108)	(7)
Income from equity method investments, net of dividends received	(7)	(5)
Other, net	49	64
Changes in operating assets and liabilities:
Accounts receivable, net	162	(271)
Inventories	(24)	(124)
Accounts payable	(97)	201
Other, net	(58)	48
Pension contributions	(47)	(48)
Net cash provided by operating activities	419	388
Cash flows from investing activities:
Capital expenditures	(265)	(197)
Proceeds from sale of property	5	10
Cost of technology investments	(7)	(1)
Proceeds from insurance settlement claims	1	1
Settlement of undesignated derivatives	(8)	—
Net cash used in investing activities	(274)	(187)
Cash flows from financing activities:
Net repayments under other short-term debt agreements	(2)	—
Repayments under long-term debt agreements	(19)	—
Proceeds from issuance of senior notes, net of discount and issuance costs	—	782
Proceeds from issuance of credit agreement, net of issuance costs	—	741
Dividend payments of consolidated affiliates to minority shareholders	(12)	(10)
Distribution of cash dividends	(60)	—
Taxes withheld and paid on employees' restricted share awards	(5)	—
Repurchase of ordinary shares	(10)	—
Cash distributions paid to former parent	—	(1,328)
Other net transfers to former parent	—	(160)
Net cash (used in) provided by financing activities	(108)	25
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(16)	12
Increase in cash, cash equivalents and restricted cash	21	238
Cash, cash equivalents and restricted cash at beginning of period	339	101
Cash, cash equivalents and restricted cash at end of period	$360	$339

DELPHI TECHNOLOGIES PLC FOOTNOTES (Unaudited)

1. Segment Summary

	Three Months Ended			Year Ended
	December 31,			December 31,
	2018	2017	%	2018	2017	%
	(in millions)			(in millions)
Net Sales
Powertrain Systems	$1,018	$1,115	(9)%	$4,274	$4,222	1%
Aftermarket	225	250	(10)%	874	947	(8)%
Eliminations and Other (a)	(72)	(76)		(290)	(320)
Net Sales	$1,171	$1,289		$4,858	$4,849

Adjusted Operating Income
Powertrain Systems	$99	$143	(31)%	$467	$562	(17)%
Aftermarket	26	21	24%	81	75	8%
Eliminations and Other (a)	—	—		—	—
Adjusted Operating Income	$125	$164		$548	$637

(a) Eliminations and Other includes the elimination of inter-segment transactions

2. Weighted Average Number of Diluted Shares Outstanding

The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi Technologies for the three months and years ended December 31, 2018 and 2017:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in millions, except per share data)
Weighted average ordinary shares outstanding, basic	88.49	88.61	88.68	88.61
Dilutive shares related to RSUs	0.14	0.18	0.21	0.05
Weighted average ordinary shares outstanding, including dilutive shares	88.63	88.79	88.89	88.66

Net income per share attributable to Delphi Technologies:
Basic	$1.53	$0.63	$4.04	$3.22
Diluted	$1.52	$0.63	$4.03	$3.21

DELPHI TECHNOLOGIES PLC RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "Adjusted Operating Income," "Adjusted Net Income" and "Adjusted Net Income per Share." Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company's financial performance which management believes is useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to our segments, as management also believes this measure is most reflective of the operational profitability or loss of our operating segments. Adjusted Operating Income is defined as net income before interest expense, other income (expense), net, income tax benefit (expense), equity income, net of tax, restructuring, separation costs and asset impairments. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2019 guidance was determined using a consistent manner and methodology.

Consolidated Adjusted Operating Income
	Three Months Ended				Year Ended
	December 31,				December 31,
	2018		2017		2018		2017
	(in millions)
	$	Margin	$	Margin	$	Margin	$	Margin
Net income attributable to Delphi Technologies	$135		$56		$358		$285
Net income attributable to noncontrolling interest	7		9		22		34
Net income	142		65		380		319
Equity income, net of tax	(1)		(3)		(7)		(5)
Income tax (benefit) expense	(63)		27		(9)		106
Other (income) expense, net	(5)		4		(9)		11
Interest expense	20		13		79		15
Operating income	93	7.9%	106	8.2%	434	8.9%	446	9.2%
Restructuring	7		19		35		98
Separation costs	25		35		78		81
Asset impairments	—		4		1		12
Adjusted operating income	$125	10.7%	$164	12.7%	$548	11.3%	$637	13.1%

Segment Adjusted Operating Income
(in millions)
Three Months Ended December 31, 2018	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$74	$19	$—	$93
Restructuring	6	1	—	7
Separation costs	19	6	—	25
Adjusted operating income	$99	$26	$—	$125

Depreciation and amortization (a)	$50	$2	$—	$52

Three Months Ended December 31, 2017	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$92	$14	$—	$106
Restructuring	18	1	—	19
Separation costs	29	6	—	35
Asset impairments	4	—	—	4
Adjusted operating income	$143	$21	$—	$164

Depreciation and amortization (a)	$55	$2	$—	$57

Year Ended December 31, 2018	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$368	$66	$—	$434
Restructuring	37	(2)	—	35
Separation costs	61	17	—	78
Asset impairments	1	—	—	1
Adjusted operating income	$467	$81	$—	$548

Depreciation and amortization (a)	$192	$5	$—	$197

Year Ended December 31, 2017	Powertrain Systems	Aftermarket	Eliminations and Other	Total
Operating income	$392	$54	$—	$446
Restructuring	92	6	—	98
Separation costs	66	15	—	81
Asset impairments	12	—	—	12
Adjusted operating income	$562	$75	$—	$637

Depreciation and amortization (a)	$194	$7	$—	$201

(a) Includes asset impairments

DELPHI TECHNOLOGIES PLC RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS (Unaudited)

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted Net Income and Adjusted Net Income Per Share, which are non-GAAP measures, are presented as supplemental measures of the Company's financial performance which management believes are useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income and Adjusted Net Income Per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income is defined as net income attributable to Delphi Technologies, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income Per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2019 guidance was determined using a consistent manner and methodology.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in millions, except per share amounts)
Net income attributable to Delphi Technologies	$135	$56	$358	$285
Adjusting items:
Restructuring	7	19	35	98
Asset impairments	—	4	1	12
Separation costs (1)	25	35	78	81
Tax adjustments (2)	(82)	7	(80)	7
Tax impact of adjusting items (3)	9	(4)	(3)	(19)
Adjusted net income attributable to Delphi Technologies	$94	$117	$389	$464

Weighted average number of diluted shares outstanding	88.63	88.79	88.89	88.66
Diluted net income per share attributable to Delphi Technologies	$1.52	$0.63	$4.03	$3.21
Adjusted net income per share	$1.06	$1.32	$4.38	$5.23

(1)

Prior to December 4, 2017 separation costs include one-time expenses related to the separation from the Company's former parent. For periods subsequent to December 4, 2017, these costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.

(2)

Represents the adjustment to income tax expense related to changes in tax law recognized at the date of enactment and the adjustment to provisional amounts recorded related to the U.S. Tax Cuts and Jobs Act, the adjustments to income tax expense recorded in the period as a result of changes in estimates regarding the realizability of deferred tax assets and the tax transaction expense of an internal restructuring.

(3)

Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

CONTACT: Investor Relations Contact: Sherief Bakr, sherief.bakr@delphi.com, +1 203 609 3853; Media Contact: Kristen Kinley, kristen.kinley@delphi.com, +1 248 535 3930